EXHIBIT 99.1

Beazer Homes Conference Call

Results for the Quarter Ended December 31, 2006

January 26, 2007 11:00 AM EST

 Operator

 Good morning, and welcome to the Beazer Homes’ first fiscal quarter 2007 earnings conference call. Today’s conference is being recorded, and will be hosted by Mr. Ian McCarthy, the company’s Chief Executive Officer. Before he begins, Leslie Kratcoski, Vice President of Investor Relations, will give instructions on accessing the company’s slide presentation over the internet and will make comments regarding forward-looking information. Ma’am, you may begin.

 Leslie Kratcoski  - Beazer Homes USA, Inc. - Vice President of Investor Relations

 Thank you, and apologies. We had a little bit of a technical difficulty here at the beginning. But we’re here now, and good morning, and welcome to the Beazer Homes’ conference call on our results for the quarter ended December 31st. During this call, we will webcast a synchronized slide presentation. To access the slide presentation, go to the investor home page of beazer.com and click on the webcast link in the center of the screen.

Before you begin, you should be aware that during this call we will be making forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainty, and other factors that could to differ materially. Such risks, uncertainties, and other factors are described in the company’s SEC filings, including its annual report on Form 10-K for the year ended September 30th, 2006. Today’s presentation also contains a non-GAAP financial measure, adjusted net income and earnings for the diluted shares for the quarter ended December 31st, 2006. For a reconciliation to the closest GAAP measure, please refer to our earnings press release issued today or the appendix to the slide presentation, both of which are available in the investor relation portion of beazer.com.

Ian McCarthy, our President and Chief Executive Officer, and Jim O’Leary, our Executive Vice President and Chief Financial Officer, will give a brief presentation after which they will address any questions you may have for the duration of this one hour conference call. In the interest of time and allowing everyone a chance to ask questions we do kindly request that you limit yourself to one question and then one follow-up. I’ll now turn the call over to Ian McCarthy.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Thank you, Leslie. And thank you all for joining us on the call today. The financial results we have announced this morning for the first quarter of fiscal 2007 clearly reflect how challenging business conditions remain in the housing market. Revenues totaled $806 million [NOTE: SUBSEQUENTLY REVISED TO $803 MILLION — SEE FORM 8-K FILED 1/26/2007] on home closings as 2,660, decreases of 27% and 31% respectively from the prior year’s first quarter record results. Our average sales price of $283,100, represents a 1% increase from 280,300 a year ago and a 2% decrease from $289,500 achieved in the September quarter. The sales environment continued to be very difficult, as evidenced by new home orders being 54% lower than the prior year. In light of the current market environment and following a comprehensive review of our inventory and land option contracts, we incurred $119.9 million in pretax charges for inventory impairments and abandonment of land option contracts this quarter. As a result we recorded a net loss of $59 million, or $1.54 per share. Excluding these charges, adjusted net income was $15.9 million or $0.41 per diluted share.

Clearly operating conditions remained extremely challenging for the housing industry during our first quarter. Most markets across the country continue to experience lower levels of demand for new homes, high cancellation rates and significant levels of discounting. While it seems that at present everyone from economists to the media is trying to determine at what point the housing market hits bottom or even begins to recover, we have yet to see any meaningful evidence of a sustainable recovery in the housing market and point out that the last three months represent what is historically a seasonal low in housing activity. As such, we believe it is very difficult to draw any conclusions at this point, so would expect to gain a better read on the market as the traditional spring selling season gets underway.

During the first quarter, which historically is our weakest in terms of both new orders and closings, we were very focused on best positioning ourselves operationally for the current environment and the future. We prioritize those initiatives aimed at both strengthening our financial capabilities and best positioning us for the anticipated increase in activity as we enter the spring selling season. These initiatives included overhead reductions, converting existing backlog into closings, and reducing lots under control and unsold new home inventories. Our lots under control and unsold homes under construction were reduced 22% and 27% respectively. We believe this disciplined approach to the business, coupled with both broad product and geographic diversity, positions us well in the current market environment and for the eventual upturn. As I’ve emphasized numerous times, we continue to believe the long-term industry fundamentals, based on demographic-driven demand and employment trends, together with further supply constraints, remain compelling.

I’ll further review our outlook for fiscal 2007 later in the call, but first let’s review our results for the most recent quarter. For the December quarter, new home orders totaled 1,779, a 54% decline from the prior year’s record first quarter. Both reductions in demand across markets and a higher rate of cancellations at 43%, compared to the more historically normal level of 26% in last year’s first quarter, contributed to the decline. Our cancellation rate was lower sequentially from 57% in the September quarter. At December 31st, our unit and sales dollar backlog stood at 4,221 homes, and $1.29 billion respectively. Unit backlog is down 54% year over year and 17% from the September quarter as a result of both weakness in new orders and our focus on converting existing backlog. Average sales price in backlog now stands at $306,000. And now let’s turn it over to Jim O’Leary, our CFO, to address in more detail our financial results. Jim?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Thanks, Ian. For the quarter ended December 31st, revenues totaled $806 million [NOTE: SUBSEQUENTLY REVISED TO $803 MILLION – SEE FORM 8-K FILED 1/26/2007] on home closings of 2,660, down 27% and 31% respectively from the record first quarter a year ago as all markets with the exception of Texas and New Mexico closed fewer homes than the year before. This was probably exacerbated a bit as it comes after the biggest closing push in the company’s history in the fourth quarter of the last fiscal year. Our backlog conversion ratio is 52% during the quarter. This was a high priority for us as we focus on getting homes in backlog closed as quickly as possible.

This continues to be particularly important in a period where cancellations remain high and converting existing orders into closings and cash is critical. The saying “a bird in the hand is worth two in the bush” is especially relevant in this environment, as we’re trying to get every qualified buyer we have to the table and into their home before their sentiment shifts. The current environment remains challenging, but we’re staying focused on reducing cost and enhancing liquidity in advance of better times. Our overhead structure was aligned during the December quarter to reflect the then forecasted pace of 12,000 to 13,500 units for the year. As previously announced, this resulted in a head count reduction of about 25% and our results for the quarter and our annual guidance thus far includes approximately $4 million in related severance costs.

We’re also looking at opportunities to reduce costs everywhere over the next several quarters, in the event that the market does not improve. This includes reductions in direct construction cost achieved through value engineering and plan simplification and modification, as well as through ongoing contractor review and renegotiation. We’re also very cognizant of the need to review and constantly monitor our overall cost structure in light of the overall business environment. Our margins were negatively impacted by both higher discounting and reduced revenues as compared to the first quarter of the last year. These results also included pretax charges to abandon land option contracts and to recognize inventory impairment of $25.2 million and $94.7 million respectively. I’ll provide further details on these charges shortly, but in taking these charges we’ve aligned the cost basis of our assets with the realities of today’s marketplace at the present time.

Slide 11 gives you further detail on the distribution of our inventory related charges across our geographic segments. The majority of the charges were generated in the West, principally California and Florida segments, at 44% and 35% respectively. This reflects a significant slowdown in what had been previously the inventory’s hottest markets. However, the charges were dispersed broadly across our markets as we undertook a comprehensive review of every position and option in every market.

Our land position as of December 31st totaled 83,422 lots, 49% of which were owned and 51% of which were controlled under option. During the quarter, we reduced our lot count by over 20% compared to the prior year and by a further 6% from the September quarter by eliminating nonstrategic positions to align our land supply with our current expectations for home closings. These steps will help maintain our sound balance sheet and strong financial position so that we can capitalize on those future opportunities that will generate meaningfully higher returns prospectively.

At December 30th, total unsold homes were 3,101 compared to 3,614 at September 30th of the prior year, representing a 14% sequential decline. While the level of completed and unsold homes was up as a result of higher cancellations, we have limited speculative building, as evidenced by a 27% decline in unsold homes under construction during the same time period. And if you look at the press release, the detail we provided on inventory, while the absolute dollar of homes under constructions has not materially changed due to the number of unsold finished homes on hand created by high cancellation rates, it’s worth noting year over year, we’ve reduced starts in the first quarter by over 60% as we’ll be closing those homes on hand over the next few months rather than building new ones. At December 30th, net debt to total capitalization stood at 49.8% —

within our target range of 50% or lower — with no borrowings outstanding under $1 billion of our revolving credit facility and approximately $155 million of cash on hand. I’ll now turn it back over to Ian to conclude our prepared remarks.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Thanks, Jim. Well, in conclusion, these financial results for our first fiscal quarter clearly reflect a more challenging environment. At the same time, we believe that we have our priorities in the right order, and have focused on those financial and operational initiatives that best position us for whatever market scenario plays out over the next several quarters. We firmly believe we have an effective strategy in place that is sustainable in both the near and long-term business environments. We maintain both a strong financial position and disciplined operating approach which we have demonstrated with the prudent steps we have taken to align both our cost structure and inventory levels within the realities of the current market as we progress through fiscal 2007. The current market environment continues to be characterized by weak demand and high cancellations with heavy discounting required to drive meaningful sales volume. While this could improve as the year progresses, and we have spent much of the last quarter getting positioned for an anticipated increase in activity entering spring, we currently believe that the low end of our previously announced outlook of 12,000 to 13,500 closings is now a more reasonable target in fiscal 2007. At this level of closings and in the current conditions in the marketplace, we currently expect fiscal 2007 diluted earnings per share to be in the range of $1.25 to $1.50 prior to any impact of inventory impairments and abandonment of land option contracts.

I would note that some of our caution regarding our fiscal 2007 outlook is different by the timing of our fiscal year-end which, as you know, is September 30th. After a weak first fiscal quarter and at our present level of backlog, even with a good spring selling season, we would run a significant risk if sales captured in the spring couldn’t close until after September 30th. As such, we believe it’s judicious to not back-end load fiscal 2007 and assume that much of the benefit of a reasonable spring would fall into the first quarter of the next fiscal year. During fiscal 2007, we will focus on maintaining balance sheet strength, continue to reduce costs, and maximize our financial resources to best position us to take advantage of those opportunities that will arise when conditions stabilize. Steps taken today to align the company’s cost structure within the current environment are consistent with the company’s goal to be in the top quartile of its peer group with respect to margins and returns. Jim and I would now — would be glad now to answer your questions and I’d ask the operator to give instructions, please.

 QUESTION AND ANSWER

 Operator

 [OPERATOR INSTRUCTIONS] One moment for our first question. Margaret Whelan of UBS, you may ask your question.

 Dave Goldberg  - UBS - Analyst

 Actually, Dave Goldberg on for Margaret. How are you guys?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Hi, Dave.

 Dave Goldberg  - UBS - Analyst

 Question really has to do with free cash flow generation and expectations as you move through the year. As you move down the complete inventory, as it moves out — what kind of free cash flow do you think that’s going to generate and what are the priorities for free cash flow and how does this relate to the share repurchase program that you previously had in place?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Sure. Dave, we typically do not forecast free cash flow as part of our guidance, but I think as reflected in my comments, the reason we did not have meaningful free cash flow this quarter was the shift in composition of inventory. Homes we were building and homes that we had basically scheduled to close became finished specs so you had about 3.5 billion of inventory quarter over quarter. As I pointed out, the single biggest change I think will benefit free cash flow prospectively — and that should be over the next two or three quarters — will come from working down inventory. We’ve limited building basically by — between 60 and 70%. I said “over 60” — it’s closer to 70%. Where we’ve eliminated starts or reduced starts from last year levels by well over 60%. We’ll be working down inventory, rather than building into what was at last year’s point a relatively healthy backlog and relatively healthy demand trend, so we should be ringing out relatively high free cash flow out of the inventory number. The second source will come from reduced spending. Our cash spending on land and land development this year will be a billion or less. My guess is it will be less.

And that compares to the billion three and higher over the last few years. So just reducing spending and working down inventories as we go into the selling season as opposed to last year when we were basically continuing to building now as we had backlog and much higher demand level. So shrinking the balance sheet in light of a lower demand environment is the high priority now. As related to the share repurchase, we didn’t do any this quarter. We have a three year program, we’re still committed to the three year program, but in light of the current business environment we didn’t think it was prudent to be buying back shares this quarter. We’re still committed to the program, but we have to monitor it on a quarterly basis based on the demand trends and the balance sheet, so.

 Dave Goldberg  - UBS - Analyst

 And I guess my follow up question, kind of on a different line, would be where cycle times are now? And how much success you’ve had in terms of shortening cycle times and where you think those times can go in the future?

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Well, Dave, let me say it’s a difficult time to be measuring cycle times when you have this high a level of cancellations. Often we’ve had to go back in and retool the options that are going into that home. So I would say as part of the cost reductions that we’re working on, we’re doing it more on value engineering, plan simplification, taking specifications out of the home, that type. It’s a difficult time to be really forcing cycle times down, because we often have to go back in. But what I would say is if we do get an uptick in sales in the spring, because we’ve reduced our inventory, I think we will be looking to drive those build times down which will bring our closings in quicker — as we said we’re continually trying to close whenever we can, close our backlog whenever we can, so our goal is to do that. It’s just difficult at this level of high cancellations.

 Dave Goldberg  - UBS - Analyst

 Do you have any kind of quantification where you can — it can get to, if you pick up in the spring season?

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 I don’t have that at hand, but we can certainly look at that for you.

 Dave Goldberg  - UBS - Analyst

 Thank you.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Thanks David.

 Operator

 Ivy Zelman of Credit Suisse, you may ask your question. [OPERATOR INSTRUCTIONS]

 Alan Ratner  - Credit Suisse - Analyst

 Hi, guys. This is Alan on for Ivy.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Hi.

 Alan Ratner  - Credit Suisse - Analyst

 Just a couple of quick ones.

 Ivy Zelman  - Credit Suisse - Analyst

 Hey, I’m sorry, I jumped back on, I had to jump off. Sorry Alan, I don’t mean to interrupt you. Hey, Jim. Hey, Ian.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Hey, Ivy.

 Ivy Zelman  - Credit Suisse - Analyst

 If you think about some of the things you said about the difficulties of the market and the impairments you’ve taken so far, can you talk about when you’re opening new communities in the spring, obviously bringing on communities where you had a lot of capital already in the ground, those communities — will it be difficult to sell dirt or would you anticipate giving those lots of spec in those surrounding areas where you’re opening communities that you’ll have to start the houses and potentially sell, buy, or spec like the market’s now demanding? I’m just trying to understand how these new communities will play out versus what’s already out there.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Well, I’m saying that the level that our sales have been at over the last couple of quarters — obviously we’ve pulled back in a number of the markets, we’ve actually pulled back in a few communities. I wouldn’t say we’ll be opening a lot of new communities in the spring. We’ll be looking to drive better sales volumes through the existing communities we have. So we currently have some inventory there, as we’ve mentioned. We’ve done a good job in pulling inventory down, but with the high level of cancellations, our actual finished inventory is actually quite high, a little higher than it was last quarter. So we think we’ve got product available to close quickly — we’re going to come out of the box pretty strongly. We’re going to try and drive sales pretty strongly in this March quarter — as quickly as we can. And then going back to Dave’s point we will then try and — where we’re selling dirt sales, we’ll trying to build those as quickly as we can. Again, our conversion ratio is up over ten basis points in the last quarter and we’ll keep trying to drive that. So I think we’ve got inventory there on the ground today, we’ve got communities that are ready, have lots on the ground that we can then build in. So I think we’re fairly well positioned at this overall lower level of sales than we were, say, one and two years ago.

 Ivy Zelman  - Credit Suisse - Analyst

 Great. Then just a follow up on the impairments, you’ve have walked away from roughly $45 million of options in the past two quarters, and it seems as if you’re walking away from less. And I understand from your percent of business you’ve done with land bankers, it may be that part of that is it’s a higher cost to have been involved in those option deposits with land bankers, so maybe harder to walk away from. Can you talk about some of the renegotiations that you’ve been doing on those contracts that have allowed you to stay involved and maybe in the markets where you’ve yet to take impairments and write downs or walk aways where your confidence is that there won’t be impairments in those other markets away from California, Florida? Sorry, long-winded.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 I hope my answer is as long as your question. In which case no one else will have a chance to talk. Actually it’s a good question, because it touches on a bunch of things that are probably worth mentioning. We historically have used land bankers where there were high return markets, high risk as well, and it made sense to bring in partners on them. And or the most part they’re all markets that we still believe in, and I think the industry still believes in. Places like Virginia, even places which we haven’t taken material impairments. And some of the places we have taken material impairments in the West Coast, in Florida, we still have a fair number of land bank deals there.

I think the reason we haven’t taken as much by way of abandonment, although I think if you look as a relative percentage compared to some of our peers it’s not that far off. But we’ve opted first to renegotiate push out, work down the fee associated with the time value aspect associated with the deals and look for time first on deals that we still believed in. Slow down the development, keep the cash from going out the door, so that has been our first option. That means that yes, you could have more option abandonments in some of these markets if the market continued to worsen. But for the most part, they’re deals we still believe in. And I think they’re guys and I think you asked this question at your conference as well — that these are guys who are business people who are also in these markets for the long term and our expectation is we’d be able to work something out over time.

If that ends up being not the case, sure, we have risk for further abandonments, but the market would have to take another leg down. That gives rise to a bit of an anomaly in our inventory number, which I think is worth pointing up. If you look at our inventory consolidated but not owned and the related liability, what you see is that went up by a hundredish million or so. That’s because as we push things out and the option went over the FIN 46 limit, you had inventory go up by about a hundred. Part of it were deposits, ticking fees and the like. Part of it was kind of the nontangible, I’m not sure what the accurate word is, but kind of that the liability you incur and the related asset for future expenditures, which we’re not really at risk for if we decide to walk from the option, but does give raise to the balance sheet anomaly of inventory going up by about 100 plus million without the associated contra account deducting from it. So that’s part of the strategy we’ve had to defer and look for time and places where we have deals we believe in. We just don’t want to bring them out of the ground in this environment.

 Ivy Zelman  - Credit Suisse - Analyst

 Okay. If I could jump in with a quickie on the impairments, can you tell us of the impairments that you took — what percent of those were on communities open for sale as opposed to yet to come down the road? And then secondly what your discount rate was on those — the present value of those future cash flows?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Sure. I think most of them were open for sale, but let me come back to you with an exact percentage. And the discounts range between mid-to-high teens to low 20s. And, for example, places where —

 Ivy Zelman   - Credit Suisse - Analyst

 Wow.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 — markets in relatively stable — they’d be mid-teens. In places where you’ve got a high-risk project, Florida condos for example, they’ve been low 20s.

 Ivy Zelman  - Credit Suisse - Analyst

 Great, thanks a lot Jim.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 You’re welcome. And we’ll come back to that percentage.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Thanks, Ivy.

 Ivy Zelman  - Credit Suisse - Analyst

 Thanks.

 Operator

 Stephen Kim of Citigroup, you may ask your question.

 Stephen Kim  - Citigroup - Analyst

 Thanks. I guess I wanted to ask a question about cancellation rates. Can you talk about your cancellation rate this quarter as a percentage of your backlog? It looks like it rose pretty precipitously, I have here from about 29 to about 46%. Which surprised me, because I seem to recall that last quarter you articulated a strategy that you’d taken to, I think, scrub the backlog, or sort of cleanse the backlog of likely cancellations and sort of accelerate them? I’m not — it’s not clear to me that that strategy worked, and I was curious as to if you had analyzed that, and maybe had some thoughts as to where that can rate as a percentage of backlog is likely to be here in the first quarter. Thanks.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Well, Steve, I don’t think managing the cancellation rate is something that we really have much control over. What we try to do is look at the buyers before we start the home if it’s a dirt sale, try and get them qualified. But by far the biggest impact is they’re not being able to sell their existing home. So we can try and take one variable out of that in terms of are they qualified for the financing, but whether they can sell their existing home or not is just something we just don’t have control over. So we’ve got a lot of variability there, and again I just don’t think it’s something that we can set out that this is a target we want to get to. What we’re certainly looking at is cancellation rates overall and what’s impacting that. And while we’ve still got an extremely high cancellation rate in many markets it’s actually encouraging that in the mid-Atlantic now it’s kind of coming back to reasonable levels, and I think that’s a market that we’re in the mid, low-to-mid 20s there, which is really back to historical levels.

So, I certainly don’t want to say the issues are over there, but I think this is something we’re going to have to go through while the market’s out of balance, while there’s excess inventory on the market. Florida will be a prime case, Phoenix, Arizona will be a prime case, where there’s just too much inventory on the market. And if our buyer, and as you know we’re not just a first time buyer — builder these days, we build right across the spectrum. Many of our potential customers have to close their existing home and that’s just something that’s out of our control. So we would like to bring that down as we’ve done obviously in the mid-Atlantic, we’d like to see that, but it’s really getting that inventory balance in control that’s going to do it.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 And Stephen, I wouldn’t argue with your math because it’s correct. I might have a different conclusion than you had on whether or not the cancellation effort was a success. Your percentages are correct, but I think the reason why the percentages remained as high as they have have more to do with the the absence of sales which has been a market condition than the absolute level of cancellations. And if you remember when we articulated the cancellation task force initiative a quarter or two ago, that was as much a balance sheet strategy as anything else.

We didn’t want to be building homes for guys that were going to disappoint when we pulled them to the closing table. So you’re right, the percentage is high. I think that has more to do with the market environment and the absence of sales coming in than the cancellation level. And as Ian pointed out it’s not surprising the mid-Atlantic would be the first to dip down, because they were the first guys to get hit hardest and they’re working off a much lower backlog today.

Stephen Kim  - Citigroup - Analyst

Great, I appreciate that. Yes, I think in many ways you’re right and you’ve talked about the mid-Atlantic now for two quarters and I think another builder from D.C. also reported can rates getting better there. And I guess the reason why I’m focusing on this is because I know that you guys have always done a good job focusing on the financial management of the firm. But the reality is, I think, that home building is a little bit of art as well as science, particularly the local level. And one of the questions that I get asked a lot is who’s actually maybe from an operating perspective at the grass roots level doing a better job or worse job. It would seem to me that that whole sort of dynamic of managing the customer, reading the customer, having your sales force be able to size up a — whether a customer is being realistic in what they’re asking for in their home. These are things that I think may differ from company to company or person to person certainly.

And so, my question really is, it appears at least from what we’ve seen thus far that the performance that you’ve seen here — not so much in your gross orders which has been, I think, tough for everybody — but even with, that your can as a percentage of backlog has appeared to move markedly differently than some of your peers. And I was curious as to whether there was any view from management’s part, at Beazer, that perhaps there needs to be something done to try to get some control over that can rate. Because as you mentioned, it is a very important part of what’s going to drive your ultimate results here over the next six months. It’s — you can’t operate a business with a 50% backlog cancellation rate, it would seem to me.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Well, as Jim just mentioned, Steve, we do have a cancellation task force in every market now, and they manage this very proactively looking there to manage that. I would hate to base judgment on what we’re — our performance on the December quarter where we — it’s historically a very, very slow period. We also made a lot of adjustments both to SG&A implications through head count. We made a lot of adjustments through starts and through inventory. I think what we got to be looking at is — let’s take a longer period, let’s look what how we manage that over the spring period. And as Jim said, there’s two factors, there’s the cancellation rate and then there’s the new sales coming in as well at the same time. And both of those have been somewhat impacted in this period. So I think we do as good a job as anyone at that — keeping in touch with our customer, understanding our customer. But there’s a lot of variability in those numbers.

 Stephen Kim  - Citigroup - Analyst

 Okay, thanks. We’ll be rooting for you.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Thank you, appreciate it.

 Operator

 Todd Vencil of BB&T Capital Markets, you may ask your question.

 Todd Vencil  - BB&T Capital Markets - Analyst

 Hi, thanks very much. Looking — if my math is correct — it looks like your, ex the option charges and impairments in the quarter, your gross margin on home sales was around 15%. And I was wondering if you could give us a little sort of look into your guidance and tell us what kind of gross margin trends you’re expecting the rest of the year.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Not materially different Todd.

 Todd Vencil  - BB&T Capital Markets - Analyst

 Okay.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 And then you extrapolate that over the year that you get our guidance. And I think Ian made a very, in the last part of his remarks we talked about the timing issue. And this is not, to clarify where the margins will come out, if business is materially worse there are things we could do on overheads. There are things we will and would do on overheads and additional costs. But the way our fiscal year falls, if we have a decent selling season starting half month off Super Bowl or a month off, the difference between 3 and 4,000 units in a quarter for sales is enormous on overhead absorptions. And what we don’t want to do is take a lot of precipitous actions, if there’s a reasonable sales season it doesn’t come fast enough to benefit our fiscal year of September 30th. But it would spill into the fourth quarter. So the magic of overhead absorptions is important to keep in mind when you look at how gross margins, how net operating margin, — we typically focus more on net operating margin than anything else. And if you extrapolate that, how do the third and fourth quarter break up as far as when homes are sold and can be delivered, that does have a fair amount to do with our guidance.

 Todd Vencil  - BB&T Capital Markets - Analyst

 Okay. So to look maybe beyond that, and given that there is some — a big issue of timing that comes through, between your September quarter maybe the December quarter, if spring selling season is different or what have you. Given the levels to which you’re impairing things, given the levels at which you might be prepared in the future to start looking to buy land again — what do you think — and on whatever basis operating gross, however you think about it — but what do you think your sort of normalized margins are going to end up looking like and, if you can, talk about roughly how fast you think you might be able to get there?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Normalized would obviously be back 2008 at the earliest, just based on we’re looking at 2007 ending this September. So 2008 margins I would hope when you’re through with the discounting that’s prevalent in the marketplace, and you’ve got your overheads right sized — including your indirects and the subdivision level overheads — right sized around a normal volume that is increasing rather than an abnormal volume that continues to decrease. And I hope gross margins are back in the 20s, and then operating margins back in the teens — probably low to mid-teens. But again I think you have a lot of issues to chew through, so I think 2008 would be the earliest. And how you calendarize that I think does have a big impact on how you compare builders.

 Todd Vencil  - BB&T Capital Markets - Analyst

 So you’re referring to fiscal — I mean, I’m sorry, calendar 2008?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 It could be fiscal if you have a very good spring season, where you have good deliveries in our 4th calendar first fiscal quarter of next year. I guess this is more likely to be calendar. But I think you should see meaningful improvement next year, but that is complete crystal ball theorizing right now. I think we have to see what happens after February.

 Todd Vencil  - BB&T Capital Markets - Analyst

 Sure. Appreciate it, thank you.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Okay. You’re welcome.

 Operator

 Greg Gieber of A.G. Edwards, you may ask your questions.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 Morning, gentlemen and Leslie.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Hi, Greg.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 May I assume from what you said earlier that the benefits from the impairment charges you took in the latest quarter will have some immediate beneficial impact on your 07 results.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Yes, but Greg, they’re not meaningful. For the most part it’s neutralizing things that were, as the impairment test go, throwing off losses at the margin level. So other than eradicating losses, which is in the guidance, there’s no big benefit from what’s being called out there the kitchen sink approach. There’s no meaningful benefit in there. It neutralizes what would have been operating losses.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 About how much in operating losses, do you have any rough guess there?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 No. I don’t have a rough guess, there.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 Could you tell many how many lots were involved in the impairment charges?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 It’s 32 communities and I’ll come back to you with how many lots.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 Okay. I’d like to turn to get a little more color on what happened in Florida. Your sales there, at least your net sales were down dramatically to under 100 from over 600. Is that all cancellations? Could you give us some idea what happened to gross orders in Florida and what you’re also doing the way — well, that first.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 So orders in Florida were extremely strong in the prior year. So we had extremely strong sales there in Florida, whereas a market like DC had started to weaken at the back end of 2005, Florida was still extremely strong at that period. So the comp is very tough. What we’ve found is that through the year that market really started to weaken and recently it’s really hit a wall. And I don’t think we’re the only ones in Florida who found that, but we have got some mid-rise condominium projects there, they just have really hit the walls, the buyers see no need to step in at this time.

A lot of those are discretionary buyers who just are going to wait to see what is happening. So, I think at this time, Florida is probably the toughest market for us and that jumps off of the page.

And it’s both, Greg, both substantially lower new orders and the highest cancellation rate across the company. So, we’ve got both factors working against us there. So, I think we still believe very strongly in Florida, we think it’s great long-term market. We’ve actually got some additional investment going in in the panhandle there in northwest Florida, in our relationship with St. Joe, and we feel very strongly that that’s going to be a very good market overall in Florida. We just have to expect that for the short to mid-term, those buyers are not going to be there. There’s too many opportunities for them and there’s way too much inventory on the market. And it’s just something that’s got to be worked through.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 What are you doing in any of those markets well in terms — in Florida in particularly in terms of pricing?

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Well, we certainly are adjusting pricing, and that’s come through back into the impairments. That’s obviously impacted the impairments. We’ve had to adjust pricing there to reflect the local current market and that’s what we’ll have to do.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 Any idea — rough ballpark as to just sort of what a percent — what percent your discount rate is there, what you’re discounting those homes?

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 It varies by market, by community and by product line. So I really couldn’t give you a ballpark number. But I think you’ll see from us this is our worst market at the moment from being one of our very best just a year ago. And I think those two go hand in hand. I think we all know that the industry as whole overbuilt in that market. We got the benefit of it in ‘05 and now we’ve got the comp which is looking very weak and it is very weak. So it’s just a market we’re going to have to work through. As I say, we still really believe in it, but we’ve scaled back our starts there substantially. We scaled back and we’ll be positioned when the market comes back.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 Well, clearly the year ago number is overstated because I would assume that of those that you sold a year ago, a fair number of those ended up getting canceled. Do you have any idea what percentage of units you took orders on in either Florida or nationwide a year ago got canceled?

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 It’s a fluid number, Greg. I mean, I haven’t got a number here that says that. All I can do is measure in any period, any quarter, any month and measure cancellations at that time. Obviously we look at our inventory and we age our inventory that’s out there. And one of the things that’s happened — as we said, completed inventory has gone up. So we have got some aged inventory. So if you look at that, some of these sales do go back quite some way and we recognize that. So I think that — so we weren’t able to deliver the rate we wanted to in Florida last year, because we had such strong orders. So the long lead time on some of those sales then obviously canceled, so. It’s just one of those things we haven’t got absolute numbers, but it’s fluid. As well as discounting, we’re looking at our product lines there, we’re looking at taking cost out of the product line so that it doesn’t all come out of the margins. We’re looking at sharing some of that with the future sales in terms of what the home buyer gets and what they can afford. Again, a lot of lack of affordability in that market at this time.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 Final question, I’ll let somebody else jump in. When you’re bringing new product to market and scaling back just how much of a reduction are you putting in in terms of what would be the list ASP going forward to what you might have done previously in a place like Florida.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Again, it’s across the board. I hate to evade that question, but we’re doing it at every price point. As you know we have economy product, we got value, then to luxury. We have homes over $1 million, what you can take out of that is substantially different from what you can take out of an economy home in the hundreds, maybe high hundreds in Florida in a condominium unit. So, we’re addressing it at every level we can, we’re looking for value engineering changes, specification changes, we’re working through our product line, we’re trying to do it from best selling plans down. So, we hit our best selling plans first so we get the best effect of that.

It’s just a process that we’re going to have to work through. But our whole planning and design team are focused on this right now, our purchasing team are focused on it. So, as well as going back into our labor and material suppliers and subcontractors and renegotiating prices there, we’re really trying to change the specification levels in those homes so we can help get that price down. It’s just both sides of the equation and there’s no one number I can give you. Certainly we’ll look into that in the future and try and give you some better guidance on that.

 Greg Gieber  - A.G. Edwards & Sons, Inc. - Analyst

 Well, I appreciate that. And the best of luck in these very difficult times.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Okay, thanks, Greg.

 Operator

 Alex Barron of JMP Securities, you may ask your question.

 Alex Barron  - JMP Securities - Analyst

 Yes, thanks, I think you answered part of it, which I think you said you impaired 32 communities?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 And it was 2,500 lots were impacted. That was the second part of Greg’s question, Alex.

 Alex Barron  - JMP Securities - Analyst

 Okay. How many have you impaired I guess year — over the last year?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 It’s less than 50, more than 40 if you look at what we did that rolled forward over the last two quarters. I mean, this was the most significant quarter obviously with the biggest number that we’ve posted in the last three quarters while this has been going on. I would point out though — I think the reason obviously it was the biggest quarter was related to Greg’s second question. The level of discounting has picked up over the last few months, and in particular in a place like Florida, where we had one of our largest impairment numbers this quarter, with the discounts, I think our discounting on average is high single digits, 7 to 10%, that’s an average. In Florida it’s meaningfully higher and that’s what’s driving the impairment for communities that would be terminal this year, meaning communities that are closing out, we want to clear the inventory, there’s no knock-on effect into future years. So if one of our competitors — or if the whole market, I don’t know specifically say a single competitor — but if somebody discounts meaningfully in a Jacksonville, for example, or Tampa, you’re going to generate impairments. And that’s what happened as recently as the end of this month, and that’s where the 32 communities — the preponderance of them were in the west in Florida where the discounting has been most heavy. As I think you’ve documented in your couple of trips around the country.

 Alex Barron  - JMP Securities - Analyst

 I see. What was the, I guess, the preimpairment value of these 32 communities?

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 You mean the gross and the net?

 Alex Barron  - JMP Securities - Analyst

 Yes.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 I don’t have that on my hand, but I will get that for you, by the—

 Alex Barron  - JMP Securities - Analyst

 Okay. I guess I also wanted to ask — are you guys going to break out the actual impairment per market, because it seems you just gave the operating income after the impairment per market. I guess I’d like to see what the operating income was before the impairments.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Yes, you’ll be able to see that in our Q. You can just add that by market to the segment profitability which will be in the Q. It’ll be released today or tomorrow.

 Alex Barron  - JMP Securities - Analyst

 Okay. And I guess my last question was — so the previous guidance you guys had given and the change to this one, roughly what kind of gross margin assumptions changed I guess, because it seems like, I understand the units went down from your high end to your low end, but just wanted to get a sense for what the relative impact to margins was as well.

 Jim O’Leary  - Beazer Homes USA, Inc. - EVP & CFO

 Almost all driven by pricing, and we’re talking 3 to 400 basis points depending on which market. And a larger, not a larger, but equally large component of the revision in guidance is the fact that the units we’re going to sell and close this year are going to be lower. And the difference between 13.5 and 12 on an overhead number that I think it would be precipitous to take action on until you see whether or not it’s a timing issue or if the market is genuinely taking another leg down. So it’s those two components and the gross margins is 300 plus basis points.

 Alex Barron  - JMP Securities - Analyst

 Got it. In terms of your SG&A, I mean how much, I know you guys have already sadly had to layoff people, but I’m just kind of wondering how fixed is that number versus how variable and whether, you know, if you got a community for example in Florida where the sales people aren’t making any sales are you guys still paying them some base salary, are they all commission based, how does that work?

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 So let me address that, Alex. What I’d say is that the overhead reductions that we took in the December quarter are approximately 25% of the head count, we think is sized right for the range of closings that we expect now in 2007. If we don’t get to that run rate through the spring selling season, obviously we’ll have to look at that. We will certainly look at that. To specifically your point on new home counselors, the sales agents that we have, they are commissioned. And that’s — they’re hungry for sales out there, and they’re looking for those and that’s the way that business runs. So, that is a commission-based business.

Obviously, we do have fixed overheads in terms of the infrastructure within any community, the builders there who are paid a salary. So we are looking for an increase in our run rate through the spring selling season, and we believe that we’re sized to the right level assuming we get those sales that we expect. But obviously we will have to look at inventory levels, SG&A levels, everything across the company as the business moves. It’s a dynamic process right now, as it moves through the year we’ll make sure we take the right action going forward.

 Alex Barron  - JMP Securities - Analyst

 Okay, great, I’ll get back in the queue, thanks.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Thanks, Alex.

 Operator

 Our last question comes from Michael Rehaut of J.P. Morgan. Sir, you may ask your question.

 Michael Rehaut  - J.P. Morgan Chase & Co. - Analyst

 Thanks. Just a couple questions. On the order ASP — noticed it was down only about .4% year over year it was actually up sequentially. Yes, was there an effort to more just hold margins as best you could and take it on the chin on units or is that more of a geographic shift, and I was wondering if you could give us some color by region on your average order price.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Michael, let me just address that in general. I think it’s harder to go into every single region, because what we’re doing is consistent across the country. Number one, and we said this before, is we would like to hold the integrity of our communities wherever possible. So if we can hold the average selling price there, the listing price, as far as possible, then we’ve done that. What we’re then doing is discounting within that, underneath that in terms of options, in terms of financing and the like. So what you’re seeing as the overall average selling price is higher than the net selling price, and that’s just again trying to look after the integrity in our communities.

The other point, is that we just have to address this in different markets in different ways. There are many different ways to address it. I think that as we were in September with a fairly healthy backlog and a number of closings in September we were very focused then on closing as many homes as we could. As we came into December, we found ourselves in the position with a considerably weakened backlog. But as we went through the repositioning there, we probably weren’t quite as aggressive as some others in terms of discounting in that December quarter.

I think we’ve really reviewed that in this quarter as we looked at both inventory levels, pricing, and as overhead levels, and I think when we’ve done that we have now looked at these impairments and said, okay, we need to take these impairments, we need to get that discounting there to the same level of the market and that’s where we are positioned today. So I think we probably weren’t quite as aggressive in the December quarter. Part of that was premeditated and partly was a function where we found ourselves in the cycle. I think now we’re well positioned — we’ve taken the impairments that we need. We are positioned within the competitive sphere alongside everyone else, and we think we’re well positioned for this quarter in terms of making sales at the right level. So I think that’s a two-parted question. And I don’t think it would benefit anyone to go through region by region, because it’s similar across the board with a slightly bigger prevalence in a market like Florida and probably slightly less in a Virginia, mid-Atlantic market that seems to have somewhat stabilized now.

 Michael Rehaut  - J.P. Morgan Chase & Co. - Analyst

 I appreciate that color, Ian. Just two more quick ones before I guess I get off. The trends within the quarter, I was wondering if you could give us any color regarding how cancellation rates trended and also unit order trends within the quarter?

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 All very flat, no real difference for us. Again, they’re not great numbers, we’re not proud of those numbers, but they’re pretty consistent through the quarter. So always a very weak — a weak quarter for us, again we had an enormously strong September and there was a bit of a rollover, a bit of a lag. Obviously we laid off 25% of the work force in that period. It was a tough quarter, a repositioning quarter for us to come out and attack this quarter. No difference, no trend up or down, but we’re looking to this quarter — to attack this quarter harder.

 Michael Rehaut  - J.P. Morgan Chase & Co. - Analyst

 Okay, so — but on the can rate, I mean are you saying that it basically within the first month it went from 57% to 43 and was pretty stable or did it kind of improve throughout the quarter?

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 I think it was fairly consistent, some slight improvements, but again based on lower sales in the December period than in October, November. So you’ve got two sides there, the absolute gross sales and the cancellation rate. So weaker sales in December, slightly improved cancellation. So I wouldn’t read too much into December. Let’s get out and get going in this January, February, March period, that’s what we’re focused on now.

 Michael Rehaut  - J.P. Morgan Chase & Co. - Analyst

 Okay. And lastly, in terms of the cost savings, you’ve mentioned obviously the head count reductions, but some other builders have given us an idea perhaps of what the dollar amount that they’re looking to save over the next 12 months, given some of their actions on the SG&A line. And also perhaps some ranges as a percent of — in terms of what labor and materials might come down as you do renegotiate with your supply channel. I was wondering if you could share, if you have any comments on that.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Michael, as I said, I think it maybe it’d have been to Greg just now that we don’t have an absolute number. That we have a broad product range these days — we did that on purpose, and we think that’s the right place to have a broad product range. The savings we can get on our economy product compared to our luxury is very different. But I made a commitment there again to the previous caller that we will give some quantity — we will quantify some of that for this next period. We’ll address that for you and we’ll give you some guidance on that. But I can assure you that we’re very focused on that. That’s the meat and potatoes of the business right now is getting that cost basis down across the board and we’re very focused on it. We’ll give you some further quantification later as we go forward.

 Michael Rehaut  - J.P. Morgan Chase & Co. - Analyst

 Great, thanks. And just one last thing, did any can rates improve like the mid-Atlantic or the DC area or other than that was, like, for example in California or, other than that improvement in the mid-Atlantic area no other regions really stand out?

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 I’d say at this time, no. For the December quarter, no other improvements.

 Michael Rehaut  - J.P. Morgan Chase & Co. - Analyst

 Okay, thank you.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Okay, thanks, Michael.

 Operator

 That concludes today’s Q&A portion of the conference.

 Ian McCarthy  - Beazer Homes USA, Inc. - CEO & President

 Well, thank you operator. I’d like to say that this was a tough period in December. We’re very focused for our March quarter, and I certainly want to thank all our ambassadors for getting through this tough period, and for getting us out for a good start in March and the balance of 2007. I would like to also take the opportunity to thank all of you for joining us today. A recording of this conference call with the slide presentation, will be available this afternoon in the Investor Relation section of our web site. Thank you, and good-bye.

 Operator

 Thank for participating in today’s conference. You may disconnect at this time.